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                                                                   Exhibit 10.20

                                  ESPS, Inc.
                        Employment Agreement Amendment

To Frances Moscoe:

     In accordance with the terms of your employment agreement executed January 2, 2001, (the "Agreement"), ESPS, Inc. (the "Company") has determined its offer with respect to acceleration of unvested option grants upon a Change of Control. Following are the terms of the offer:

     In the event of a Change of Control, options will become vested as follows:

        1. If the Change of Control occurs within your first twelve months of employment, 75% of options granted to you will immediately vest upon approval of the Change of Control in accordance with the Company's bylaws.

        2. If the Change of Control occurs after your first twelve months of employment but before eighteen months from your hire date, 87.5% of options granted to you will immediately vest upon approval of the Change of Control in accordance with the Company's bylaws.

        3. If the Change of Control occurs after eighteen months of employment, 100% of options granted to you will immediately vest upon approval of the Change of Control in accordance with the Company's bylaws.

     Approval of the Change of Control shall have been deemed to have occurred upon the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve the Change of Control. In addition, in the event your employment is terminated within 12 months of a Change of Control, the Company has agreed to extend the severance period, as defined in the "Severance" section of your Agreement, from six months to twelve months. Please note that this modification does not in any way increase the amounts due you from the Company as defined in your Agreement, in the event you are terminated with Cause as defined in your Agreement.

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     Change of Control        A Change of Control for this purpose means the
                              occurrence of any one or more of the following events: a person, entity, or group (other than the Company, any Company subsidiary, any Company benefit plan, or any underwriter temporarily holding securities for an offering of such securities) acquires ownership of more than 50% of the undiluted total voting power of the Company's then-outstanding securities eligible to vote to elect members of the Board ("COMPANY VOTING SECURITIES"); consummation of a merger or consolidation of the Company with or into any other entity -- unless the holders of the Company Voting Securities outstanding immediately before such consummation, together with any trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent; or the stockholders of the Company approve
                              (i) a plan of complete liquidation or dissolution of the Company or (ii) an agreement for the Company's sale or disposition of all or substantially all the Company's assets, AND such liquidation, dissolution, sale, or disposition is consummated.

If you accept the terms of this amendment, please sign in the space indicated below. We encourage you to consult with any advisors you choose.

                                   ESPS, Inc.

                              By:  /s/ R. Richard Dool


I accept and agree to the terms of employment set forth in this Agreement:

/s/ Frances Moscoe

Dated: February 8, 2001

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